EXHIBIT 99


NEWS BULLETIN                                   RE: NOBLE ROMAN'S, INC.
                                                    1 Virginia Avenue, Suite 800
                                                    Indianapolis, IN 46204

FOR ADDITIONAL INFORMATION, CONTACT:
      Paul W. Mobley, Chairman and CEO 317/634-3377




        Noble Roman's Evaluating Strategies to Enhance Shareholder Value


(Indianapolis, Indiana) March 19, 2008 - Indianapolis based Noble Roman's, Inc. (OTC/BB: NROM) today announced that it is evaluating various strategies to enhance shareholder value and has retained Roth Capital Partners as its exclusive financial advisor. The company anticipates that a range of options will be presented as a result of this analysis, which the company will then review in consultation with its board of directors and advisors. Although the company is dedicated to maximizing value for all of its stakeholders, there can be no assurance of any particular outcome or course of action. The company will only discuss developments of this exploration process if and when its board of directors decides upon a definitive course of action.

Noble Roman's, Inc. is the franchisor of Noble Roman's Pizza and Tuscano's Italian Style Subs for non- traditional and traditional franchises in 45 states, plus a limited number of international franchises primarily in military bases. Noble Roman's was founded in 1972 and its franchise concepts are marketed based on high quality pizza and sub related products, simple operating systems, fast service times, labor minimizing operations, attractive food costs and overall affordability.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment including, but not limited to: competitive factors and pricing pressures, shifts in market demand, general economic conditions and other factors, including (but not limited to) changes in demand for the company's products or franchises, the success or failure of individual franchisees and the impact of competitors' actions. Should one or more of these risks or uncertainties adversely affect the company or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                                      END